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                                                                    EXHIBIT 8

                            OPINION OF WLS, P.A.
                                RE: TAX MATTERS

                   FORM OF TAX OPINION TO BE GIVEN AT CLOSING

        The tax opinion will contain the following individual opinions (or opinions substantially similar thereto):


A.      With respect to the Holding Company Merger:

        1. Provided the proposed Merger of Jefferson Guaranty Bancorp with and into Deposit Guaranty Louisiana qualifies as a statutory merger under applicable Louisiana law, the acquisition by Deposit Guaranty Louisiana of substantially all of the assets of Jefferson Guaranty Bancorp in exchange for shares of Deposit Guaranty Common Stock and the assumption of liabilities of Jefferson Guaranty Bancorp will constitute a reorganization within the meaning of Code section 368(a)(1)(A) and section 368(a)(2)(D).

                For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Jefferson Guaranty Bancorp held immediately prior to the Merger. Deposit Guaranty, Deposit Guaranty Louisiana and Jefferson Guaranty Bancorp will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

        2. No gain or loss will be recognized by Jefferson Guaranty Bancorp upon the transfer of substantially all of its assets to Deposit Guaranty Louisiana in exchange for Deposit Guaranty Common
                Stock and cash (all of which will be distributed to Jefferson Guaranty Bancorp's shareholders), and the assumption by Deposit Guaranty Louisiana of the liabilities of Jefferson Guaranty Bancorp (Code sections 361(a) and 357(a)).

        3. No gain or loss will be recognized by either Deposit Guaranty or Deposit Guaranty Louisiana on the receipt by Deposit Guaranty Louisiana of substantially all of the assets of Jefferson Guaranty Bancorp in exchange for the Deposit Guaranty Consideration, and the assumption by Deposit Guaranty Louisiana of the liabilities of Jefferson Guaranty Bancorp and the liabilities to which the transferred assets are subject (Rev. Rul. 57-278, 1957-1 C.B.124).

        4. The basis of the assets of Jefferson Guaranty Bancorp in the hands of Deposit Guaranty Louisiana will be, in each instance, the same as the basis of those assets in the hands of Jefferson Guaranty Bancorp immediately prior to the Merger (Code section 362(b)).

        5. The holding period of Jefferson Guaranty Bancorp's assets in the hands of Deposit Guaranty Louisiana will, in each instance, include the period during which such assets were held by Jefferson Guaranty Bancorp (Code section 1223(2)).

        6. No gain or loss will be recognized by any shareholders of Jefferson Guaranty Bancorp who receive solely Deposit Guaranty Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their Jefferson Guaranty Bancorp Common Stock (Code section 354(a)(1)). However, any Jefferson Guaranty Bancorp shareholders who receive Deposit Guaranty Common Stock and cash in exchange for their Jefferson Guaranty Bancorp Common Stock or Jefferson Guaranty Bancorp Preferred Stock will recognize gain, if any, but not in excess, in each instance, of the sum of such cash received (Code section 356(a)(1)). Any gain recognized by a shareholder of Jefferson Guaranty Bancorp will be characterized as a capital gain if the Jefferson Guaranty Bancorp stock is a capital asset in the hands of such shareholder and the receipt of the cash does not have "the effect of the distribution of a dividend" within the meaning of section 356(a)(2) of the Code as interpreted by the United States Supreme Court in Commissioner v. Clark, 489 U.S. 726 (1989). Pursuant to Clark, it will be assumed that Deposit Guaranty issued all stock to each of the Jefferson Guaranty Bancorp shareholders and then Deposit Guaranty
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                redeemed a portion of such stock for the amount of cash that was actually issued. If that hypothetical redemption satisfies any of the tests of section 302(b) of the Code, the hypothetical redemption will be treated as an exchange. Otherwise, the receipt of the cash will be treated as a dividend under section 356(a)(2) of the Code. In the present case, it is expected that the Jefferson Guaranty Bancorp shareholders will be able to satisfy one or more of the tests of section 302(b) of the Code, thus resulting in capital gains treatment. However, the application of such provisions is dependent upon each shareholders' facts and circumstances and is affected by the attribution rules of section 318 of the Code. Consequently, shareholders should seek independent tax advice as to the tax effect of the Holding Company Merger, including the receipt of the cash, to them. No loss will be recognized pursuant to Code section 356(c).


        7. The basis of the Deposit Guaranty Common Stock to be received by the Jefferson Guaranty Bancorp shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the Jefferson Guaranty Bancorp Common Stock of Jefferson Guaranty Bancorp Preferred Stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by (i) the amount that is treated as a dividend, and (ii) any gain recognized on the exchange (not including any portion of the gain that is treated as a dividend) (Code section 358(a)(1)).

        8. The holding period of the Deposit Guaranty Common Stock to be received by the Jefferson Guaranty Bancorp shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the Jefferson Guaranty Bancorp Common Stock or Jefferson Guaranty Bancorp Preferred Stock surrendered in exchange therefor was held, provided that the Jefferson Guaranty Bancorp Common Stock or Jefferson Guaranty Bancorp Preferred Stock is held as a capital asset in the hands of the Jefferson Guaranty Bancorp shareholder on the date of the Merger (Code section 1223(1)).


        9. The payment of cash to Jefferson Guaranty Bancorp shareholders in lieu of fractional shares of Deposit Guaranty Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by Deposit Guaranty. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions and limitations of section 302 of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574).


B.      With respect to the Bank Merger:

        1. Provided that the Merger of Jefferson Guaranty Bank into DGNB Louisiana qualifies as a statutory merger under applicable state or federal law, the proposed Bank Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. Jefferson Guaranty Bank and DGNB Louisiana will each be "a party to a reorganization" within the meaning of Code section 368(b)(2).

        2. No gain or loss will be recognized by Jefferson Guaranty Bank upon the transfer of all of its assets to DGNB Louisiana in constructive exchange for DGNB Louisiana Common Stock issued to Deposit Guaranty Louisiana and the assumption by DGNB Louisiana of the liabilities of Jefferson Guaranty Bank (Code sections 361(a) and 357(a)).

        3. No gain or loss will be recognized by DGNB Louisiana upon the receipt by DGNB Louisiana of all of the assets of Jefferson Guaranty Bank in constructive exchange for DGNB Louisiana Common Stock issued to Deposit Guaranty Louisiana and the assumption by DGNB Louisiana of the liabilities of Jefferson Guaranty Bank and the liabilities to which the transferred assets are subject (Rev. Rul. 57-278, 1957-1 C.B. 124).



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4.      No gain or loss will be recognized by Deposit Guaranty or Deposit
        Guaranty Louisiana as a result of the Bank Merger and the surrender of the Jefferson Guaranty Bank Common Stock in constructive exchange for the DGNB Louisiana Common Stock.

5. The basis of the assets of Jefferson Guaranty Bank in the hands of DGNB Louisiana will, in each case, be the same as the basis of those assets in the hands of Jefferson Guaranty Bank immediately prior to the Bank Merger (Code section 362(b)).

6. The holding period of the assets of Jefferson Guaranty Bank in the hands of DGNB Louisiana will, in each instance, include the period for which such assets were held by Jefferson Guaranty Bank (Code section 1223(2)).